[On Nesbitt Burns Letterhead]

March 12, 1997

Mr. Edward Borkowski
Assistant Treasurer
American Home Products Corporation
Five Giralda Farms
Madison, New Jersey  07940
U.S.A.

Dear Mr. Borkowski:

We understand that MDP Holdings, Inc. ("MDP"), a subsidiary of American Cyanamid Company ("ACY"), a subsidiary of American Home Products Corporation, intends to sell 1,200,000 Common Shares ("Common Shares") of QLT PhotoTherapeutics Inc. ("QLT"). Nesbitt Burns Inc. is pleased to submit an offer to purchase the Common Shares as detailed in the attached term sheet ("The Offer").

The Offer is subject to the following terms and conditions:

     i. The Offer is open for acceptance by MDP until 2:15 p.m. (Toronto time) March 12, 1997 unless otherwise extended or withdrawn by Nesbitt Burns;

     ii The Common Shares shall represent not less than 1,200,000 QLT Common Shares held by MDP and are free and clear of all liens and/or encumbrances; and

     iii MDP will represent and warrant upon the request of Nesbitt Burns that the sale by MDP of the Common Shares of QLT are exempt from the registration requirements of the Securities Act of 1933 pursuant to rule 144(k) promulgated by the U.S. Securities and Exchange Commission.

If the foregoing is acceptable, please indicate your agreement to these terms and condition by signing two copies of this agreement in the space provided below and returning one originally executed copy to us.

Yours sincerely,

Nesbitt Burns Inc.

By: /s/ James W.S. Baltrop
     James W.S. Baltrop

The foregoing is in accordance with our understanding and is agreed this 12th day of March, 1997.

MDP Holdings, Inc.

By: /s/ Jack M. O'Connor

                                 The Offer

                        QLT PHOTOTHERAPEUTICS INC.

                               Common Shares

                                   Terms

Amount:                       1,200,000 QLT Common Shares (the "Common
Shares")

Vendor:                       MDP Holdings, Inc.

Purchaser:                    Nesbitt Burns Inc., a subsidiary of the Bank of
Montreal

Net Proceeds to the Vendor:   US $ 30,840,000

Qualifications of             The Common Shares are exempt from registration
Common Shares:                requirements of the Securities Act of 1933
                              pursuant to rule 144(k) promulgated by the U.S.
                              Securities and Exchange Commission.

Listing: The Common Shares are listed for trading on The Toronto Stock Exchange and the NASDAQ.

Trades Date:                  March 12, 1997

Settlement Date:              March 17, 1997 (3 Canadian business days later).